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                                                                   Exhibit 10.43


                          PURCHASE AND SALE AGREEMENT

                                       by

                                      and

                                    between

                                 RoweCom, Inc.

                                  as "Seller"

                                      and

                         Sixty-Five Lafayette Road, LLC

                                   as "Buyer"

                                  Dated as of
                               November 20, 2000

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                                     INDEX

                                                                            Page
                                                                            ----

SECTION 1.    IDENTIFICATION OF PARTIES                                        1
SECTION 2.    DESCRIPTION OF THE PROPERTY                                      1
SECTION 3.    THE PURCHASE PRICE                                               1
SECTION 4.    DUE DILIGENCE - INSPECTION                                       2
SECTION 5.    REPRESENTATIONS AND WARRANTIES OF SELLER                         4
SECTION 6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER                      5
SECTION 7.    SELLER'S DELIVERIES                                              6
SECTION 8.    CONDITIONS PRECEDENT TO CLOSING                                  7
SECTION 8A.   COVENANTS OF SELLER                                              8
SECTION 9.    SELLER'S CLOSING DOCUMENTS                                       8
SECTION 10.   PURCHASER'S CLOSING DOCUMENTS                                    8
SECTION 11.   PRORATIONS, ADJUSTMENTS AND CLOSING COSTS                        9
SECTION 12.   CLOSING                                                         11
SECTION 13.   DEFAULT                                                         12
SECTION 14.   BROKER'S COMMISSION                                             12
SECTION 15.   MISCELLANEOUS                                                   13

SIGNATURE PAGE                                                                16

                                    EXHIBITS

Exhibit A - Description of the Land                                            A
Exhibit B - Escrow Agent's Deposit Money Escrow Instructions                   B
and Investment Escrow Instructions

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                          PURCHASE AND SALE AGREEMENT

      1.    IDENTIFICATION OF PARTIES

      THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of this ______ day of November, 2000, by and between RoweCom., Inc., a Delaware corporation having a usual place of business at 15 Southwest Park, Westwood, Massachusetts ("Seller") and Sixty-Five Lafayette Road, L.L.C., a/k/a 65 Lafayette Road, LLC, having an usual place of business at 2 Wells Avenue, Newton, Massachusetts, and its permitted assigns (together hereinafter sometimes referred to as the "Purchaser").

      2.    DESCRIPTION OF THE PROPERTY

      In consideration of the mutual undertakings of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller hereby agrees to sell and convey to Purchaser or Purchaser's nominee and Purchaser hereby agrees to purchase from Seller all of Seller's right, title and interest in and to the following:

            (a) That certain real property located in Westwood, Norfolk County, Massachusetts, commonly known and numbered 15-17 Southwest Park, consisting of approximately 2.94 acres of land, and more particularly described in the description attached hereto as Exhibit A (the "Land") together with all buildings, structures and improvements located thereon (collectively, "Improvements"); and

            (b) All rights, title, interest, privileges, easements, and appurtenances to the Land including all easements, rights-of-way, and other appurtenances used or connected with the beneficial use or enjoyment of the Land including, but not limited to, access to a public way and all right, title and interest of Seller in and to any unpaid award for damage to the Land by reason of change of grade of any street, if any; (the Land, the Improvements and all such rights, title, interest, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "Property").


      3.    THE PURCHASE PRICE

      The purchase price of the Property is Four Million Four Hundred Five Thousand Thousand and 00/100 Dollars ($4,405,000.00) ("Purchase Price") and shall be paid to Seller by Purchaser as


                                       1
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follows:

            (a) Upon execution of this Purchase and Sale Agreement (this "Agreement") by all parties, Purchaser shall deposit in escrow with Chicago Title Insurance Company ("Escrow Agent") an earnest money deposit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) ("Deposit") such deposit shall be placed in an interest bearing account with a bank or other lending institution which shall be insured by the FDIC or other such insurer. The Escrow Agent will serve as Escrow Agent subject to Escrow Agent's Deposit Money Escrow Instructions and Investment of Escrow Instructions, copies of which are attached hereto as Exhibit B.

            (b) In the event the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit, plus all interest earned thereon, and such total shall be paid to Seller and credited against the Purchase Price. In the event the purchase and sale of the Property is not consummated because of the failure of any Condition Precedent, hereinafter defined, or any other reason except for a default under this Agreement on the part of Purchaser, the Deposit, plus all interest accrued thereon, shall be refunded immediately to Purchaser. In the event the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit, plus all accrued interest thereon, shall be paid to and retained by Seller pursuant to Section 13.

            (c) The balance of the Purchase Price over and above the amounts paid by or credited to Purchaser pursuant to Sections 3(a) and (b) above shall be paid to Seller in United States' funds, by certified or bank cashier's check drawn on a Boston area bank or by wire transfer of immediately available funds at the Closing, hereinafter defined, net of all prorations as provided herein.

      4.    DUE DILIGENCE -INSPECTION

      Purchaser shall have until December 17, 2000, at 5:00 o'clok, p.m. to perform its due diligence (the "Due Diligence Period"). In connection with its due diligence Purchaser and its representatives shall also have the right, with prior reasonable notice to Seller, to enter onto the Property at all reasonable times, and from time to time, at Purchaser's expense, for purposes of inspecting the Property; provided that any invasive or subsurface testing will require the the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or denied. Seller shall also provide Purchaser with all books and records pertaining to the operation of the Property in its possession. Purchaser shall be


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responsible for the restoration of the Property substantially to its condition prior to making such tests and removing all liens on the Property arising from Purchaser's investigations, such obligations to restore and to remove liens to continue if Purchaser shall not acquire the Property for any reason other than Seller's default hereunder and such obligations shall survive any termination of this Agreement due to Purchaser's default. Purchaser and its representatives shall not unreasonably interfere with the Seller's business operations. Purchaser shall indemnify and hold harmless Seller against any claims, losses or damages arising from any damage to the Property or property of others or any injury to persons or death resulting from any such activities undertaken on behalf of Purchaser, or any breach by Purchaser of its obligations under this
Section 4, which obligations shall survive the Closing and any termination of this Agreement. Purchaser shall provide Seller with a certificate naming Seller as a named insured under the Purchaser's liability insurance policy to cover Purchaser's indemnification of Seller as described in this paragraph.

      Purchaser agrees to keep all results and findings of its due diligence investigations confidential except to the extent that disclosure is required by applicable law and Purchaser's mortgagee.

      If Purchaser shall, for any reason, in its sole discretion, be dissatisfied with the results of its due diligence, Purchaser shall have the right to terminate this Agreement by written notice to the Seller, sent no later than the expiration of the Due Diligence Period, whereupon all deposits plus interest earned thereon, shall immediately be returned to the Purchaser and this Agreement shall become null and void.

      If the Purchaser has satisfactorily completed its due diligence prior to the time for the expiration of the Due Diligence Period as set forth in the first sentence of this Section 4, Purchaser may so notify Seller in writing and the Due Diligence Period shall end upon such notice; and the time of such notice shall then be considered to be the end of the Due Diligence Period for purposes of this Agreement. Such written notice shall also specify the date for Closing which shall be five (5) business days after the end of the Due Diligence Period, but in no event later than December 18, 2000.

      Purchaser and Seller agree that if Purchaser is satisfied with the results of its Due Diligence and takes title to the Property, that it shall acquire the Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY EXPRESSED OR IMPLIED".


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      5.    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Closing.

            (a) All information provided to the Purchaser by the Seller or its agents, including but not limited to the operating costs for the Property is true and correct to the Seller's actual knowledge.

            (b) There are no written agreements with any third parties affecting the Property that will survive the Closing that have not been disclosed to Purchaser.

            (c) Intentionally Omitted

            (d) Seller has received no written notice of any condemnation, zoning or other land use regulation proceedings, either instituted or planned to be instituted, that would detrimentally affect the value of the Property or the use and operation of the Property as currently used.

            (e) Seller is a validly existing corporation organized under the laws of the State of Delaware and is not insolvent; this Agreement, and all the documents executed by Seller that are to be delivered to Purchaser at the Closing, are and will be i) duly authorized, executed, and delivered, ii) legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, public policy, general principles of equity, moratorium and other principles relating to or limiting the right of contracting parties generally), iii) sufficient to convey title to the Property as required by this Agreement, and iv) at the time of the Closing, will not violate any provision of any agreement to which Seller is a party or to which it is subject which could adversely affect the Property or Seller's interest therein.

            (f) At the closing, Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing.

            (g) Seller has received no written notice of any pending or threatened legal proceedings or actions of any kind or character, adversely affecting the Property or Seller's interest therein.

            (h) Seller is not a "foreign person" within the meaning


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      of Section 1445(f) (3) of the Internal Revenue Code of 1986, as amended
      ("Code"), and Seller will furnish to Purchaser, prior to the Closing, an affidavit with respect thereto.

      The representations and warranties made in this Agreement by Seller are material, shall be deemed to have been relied upon by Purchaser, shall be continuing and shall be deemed remade by Seller as of the Closing with the same force and effect as if specifically made again at that time. The representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing but shall survive the Closing for a period of nine (9) months after the Closing and Purchaser's liability in the event that any of said representations and warranties should prove to be false or inaccurate shall be limited to $275,000.00. The effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any due diligence, audits, inspections, tests or investigations made by Purchaser or its agents. Except as specifically set forth above, Seller has not made, and Purchaser has not relied upon, any other representations or warranties in connection with the purchase of the Property.

      Notwithstanding anything contained herein to the contrary, if Purchaser has actual knowledge prior to the expiration of the Due Diligence Period of facts that would make any Seller representations untrue, and Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall thereafter be deemed to have waived for all purposes of this Agreement any action or claim against Seller on account of such breached representation. Likewise, if Purchaser has actual knowledge prior to the Closing Date of facts that would make any Seller representations untrue, and Purchaser proceeds with the Closing, Purchaser shall thereafter be deemed to have waived for all purposes of this Agreement any action or claim against Seller on account of such breached representation.

      6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller, that although this Agreement will be assigned to Bruce R. Mathias, Trustee of the Lafayette Exchange Trust (the "Trustee"), in connection with a tax deferred exchange under sec. 1031 of the Internal Revenue Code, this Agreement has been, and all other documents executed by Purchaser or Trustee which are to be delivered by Purchaser or Trustee to Seller at or before the Closing will be duly authorized, executed and delivered by Purchaser or Trustee and are, and will be, legal and binding obligations of Purchaser or Trustee, enforceable in accordance with their respective terns (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, public policy, general principles of equity, moratorium and other principles


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relating to or limiting the rights of contracting parties generally), and do not, and will not at the time of the Closing, violate any provisions of any agreement to which Purchaser or Trustee is a party. Seller shall cooperate with Purchaser in connection with the tax deferred exchange, provided that Purchaser shall reimburse and indemnify Seller for any additional costs which Seller may incur as a result of such cooperation with Purchaser.

      7.    SELLER'S DELIVERIES

            Seller will deliver to Purchaser copies of all documents pertaining to the Property referred to below, if such exist, no later than five (5) days following the execution hereof by all parties to the extent that Seller has such in its possession:

            (a) Copies of i) the most recent title insurance title insurance policy, ii) most recent ALTA survey, iii) any plans and specifications,
      iv) soil boring tests, geological surveys and drainage plans, v) information relating to the environmental conditions, vi) latest building inspection reports, vii) leases and contracts (including maintenance, security, cleaning, property management, etc.) and viii) operating statements for the past three (3) years.

            (b) To the extent not already included in the above subsection, copies of any notices, or reports that relate to the physical condition or operation of the Property or any proposed improvements thereto, including, without limitation, any such notices, reports or plans relating to Hazardous Substances in, on or beneath the Property or adjoining sites, storage tanks, sewer connections or septic systems. For the purposes of this Agreement, the term "Hazardous Substances" shall include, without limitation, any flammable items, explosives, oil, radioactive materials, hazardous or toxic substances, material or waste or related materials, including, without limitation, any substances defined as or included in the definition of "extremely hazardous substances", "hazardous substances", "hazardous material", "hazardous waste", infectious substances " or "toxic substances" in any current federal, state or local law, rule, code or regulation or any judicial or administrative interpretation of such laws, rules, codes or regulations, including, without limitation, any products and materials that are found to have adverse effects on the environment or the health and safety of persons.

            (c) A copy of the bill or bills issued for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and a copy of any and all notices pertaining to real estate taxes or assessments for the last three (3) years. Seller shall promptly deliver to Purchaser a copy of any such bills or notices received by


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      Seller after the date hereof or after the Closing.

            (d) Copies of all certificates of occupancy, licenses, permits, variances related to use, location and/or distance, authorizations and approvals and copies of any agreements with any federal, state or local governmental authority.

            (e) Copies of current insurance policies and any pending insurance claims or litigation documents.

            (f) Copies of any existing leases and any other agreements which are in effect with tenants.

      8.    CONDITIONS PRECEDENT TO CLOSING

      The following shall be conditions precedent to Purchaser's obligation to consummate the purchase and sale transaction contemplated herein and except as otherwise indicated, each such condition precedent must be satisfied, to Purchaser's satisfaction, as of the Closing (collectively "Conditions Precedent"). Purchaser may, at its sole discretion, waive any or all of such conditions and close title under this Agreement without any increase in, abatement of or credit against the Purchase Price.

            (a) Intentionally omitted.

            (b) .Good and clear record and marketable title to the Property, approved by Purchaser, with a title company selected by Purchaser having issued a commitment and being ready to issue a standard ALTA Owner's policy, in the amount of the purchase price, upon recording after the Closing, and subject only to the following matters:

            i.    Provisions of existing building and zoning laws;

            ii. Such taxes for the then current tax period as are not due and payable of the date of the Closing;

            iii. Any liens for municipal betterments assessed after the Closing; and

            iv. Such other matters as Purchaser may approve in writing in its reasonable discretion.

            v. All matters of record existing as of the date of the title insurance commitment issued to Purchaser by Chicago Title Insurance Company.

            Notwithstanding the foregoing, Purchaser shall be deemed to have approved of the status of title existing as of the date of this Agreement unless Purchaser notifies Seller of its


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      objection to any such matter in writing on or before the end of the Due
      Diligence Period as defined in Section 4 of this Agreement.

            (c) The Property shall be in substantially the same condition as it was at the time of the end of the Due Diligence Period, only reasonable use, wear and tear and casualty excepted subject to the provisions set forth in Section 12 (c) of this Agreement.

            (d) Full possession of the Property, free of all tenants and occupants other than the occupancy of the Seller under the Lease referred to in Section 8 (a), shall be delivered at the Closing.

      8A.   COVENANTS OF SELLER

      Seller hereby covenants with Purchaser as follows:

            (a) Prior to the Closing, Seller shall not enter into any lease, except for the Lease (sd defined in Section 15.1), without the prior written permission of the Purchaser.

            (b) Until the Closing, Seller shall maintain fire and extended coverage insurance on the Property as presently issued.

      9.    SELLER'S CLOSING DOCUMENTS

      At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following, each in form and substance reasonably acceptable to Purchaser and
Seller:

            (a) A Quitclaim Deed, executed by Seller, in recordable form, conveying good and clear record and marketable title to the Property to the Purchaser or the Permitted assignee of the Purchaser, as directed by the Purchaser, free and clear of all claims, liens and encumbrances except the matters referred to in Section 8(b).

            (b) Proof of the authority of Seller to execute deed and other documents, as is customary and as may be required by the Purchaser's title insurance company.

            (c) An affidavit certifying that Seller is not a "foreign person" within the meaning of Section 1445(f) (3) of the Internal Revenue Code.

            (d) The Lease (as defined in Section 15.1) duly executed by the Seller (with the Seller as Lessee and the


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      purchaser as Lessor), together with a notice of lease, in recordable form.

            (e) A non-disturbance and attornment agreement, by and between the Seller as Lessee and the mortgagee providing financing to the Purchaser (the "Mortgagee") for its purchase of the Property, in a form which shall be reasonably satisfactory to Seller.

            (f) Any other documents, instruments or agreements called for hereunder that have not previously been delivered including, without limitation, documents customarily and reasonably required by the Mortgagee to consummate the loan or required by the the title insurance company in order to issue an owner's title insurance policy at standard rates insuring title to the Property, including without limitation, such affidavits and indemnity agreements as may be customary for deleting exceptions for survey, mechanics' and materialmen's liens and parties in possession.

      10.   PURCHASER'S CLOSING DOCUMENTS

      At the Closing, Purchaser shall deliver to Seller the Purchase Price in accordance with Section 3, by wire transfer, or by bank or certified check, at the Seller's option, and shall execute and deliver the Lease and notice of lease in recordable form, together with any documents in recordable form which Seller may reasonably require to show Purchaser's authority to execute the Lease.

      11.   PRORATIONS, ADJUSTMENTS AND CLOSING COSTS

      The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing unless final bills have been paid by the Seller prior to the Closing, the net amount of which shall be ajusted in favor of the party in whose favor such net apportionment arises:

            (a) Operating expenses, utility charges and water and sewer use charges shall be apportioned as of the Closing.

            (b) Real estate taxes for the then current tax period shall be apportioned as of the Closing. If the amount of such taxes is not known at the Closing, such taxes shall be apportioned on the basis of the taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to


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      institute or prosecute proceedings for an abatement unless otherwise agreed. If such proceedings are commenced, the party commencing the same shall give the other party notice thereof, thereafter diligently prosecute such proceedings and not discontinue the same without first giving the other party notice of its intention to do so and a reasonable opportunity to be substituted in such proceedings; and the other party agrees to cooperate in such proceedings without being obligated to incur any expense in connection therewith.

            (c) If, on the day of the Closing, the Land, or any part thereof, shall be or shall have been affected by a betterment or other special assessment, which are or may become payable in installments, then for the purpose of this Agreement all the unpaid installments thereof, which are to become due and payable after the day of the Closing, shall be paid by Purchaser without abatement of the Purchase Price, but the installment currently billed, shall be subject to adjustment in the same manner as real estate taxes for the tax period in which the Closing occurs. If any assessments for public improvements shall arise subsequent to the execution hereof, and prior to delivery of Seller's deed, Seller will elect to cause the same to be paid over the longest period allowed by law, and will be prorated as set forth in this paragraph.

            (d) Seller shall pay its own closing costs including, but not limited to, fees for the Escrow Agent, documentary taxes based on the purchase price and affixed to the deed, and those recording charges customarily paid for by a seller; and Purchaser shall pay for its title examination, the premium for its Owner's Title Insurance Policy and those recording charges customarily paid for by a buyer. Any other costs that are customarily prorated in transactions of this nature shall be ratably prorated. Each party shall pay for its own counsel fees.

      For purposes of calculating prorations, Purchaser shall be deemed to have acquired title to the Property and entitled to the income therefrom, and responsible for the expenses thereof, for the entire day on which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon a three hundred sixty five (365) day year.

      The applicable terms and provisions of this Section 11 shall survive the Closing.


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      12.   CLOSING

      (a) The purchase and sale contemplated herein shall close (the "Closing") at the offices of Lakin, Solomon & Gold, 10 Laurel Avenue, Wellesley, MA 02481 at 10:00 o'clock, a.m. or at the office of the Purchaser's lenders counsel, on that date which shall be the earlier of 1) five (5) business days after the satisfactory conclusion of its due diligence by the Purchaser with written notice from the Purchaser to the Seller as provided in Section 4, or ii) December 18, 2000, unless the parties otherwise shall mutually agree upon another time, date or place. Time is of the essence of this Agreement.

      (b) If, at the Closing, Seller shall be unable to comply with the provisions of this Agreement, or to give title or make conveyance, or to deliver possession of the Property, all as stipulated in this Agreement, or if at the time of the delivery of the deed the Property does not conform with the provisions hereof, Seller shall use commercially reasonable efforts to comply with the provisions of this Agreement to remove any defects in title, to make conveyance, to deliver possession as provided herein, and to make the Property conform with the provisions hereof, as the case may be, in which event the Closing shall be extended for a period of not more than thirty (30) days, unless otherwise mutually agreed upon by the parties provided that Seller shall not be required to spend more than $100,000.00 in the aggregate to satisfy any of the foregoing.

      If at the expiration of the extended time Seller shall not have cured the previously existing problem so that conveyance can be made in accordance with the terms of this Agreement, then Purchaser may elect, by giving written notice thereof to Seller on or before the extended Closing date, (i) to terminate this Agreement or (ii) to accept the conveyance of the Property on the extended Closing date in its then condition, and pay the Purchase Price without deduction; provided, however, that even if Purchaser fails to give such written notice, Purchaser shall nevertheless be deemed to have elected to terminate this Agreement. In the event Purchaser elects to terminate this Agreement, either by giving notice or by failing to give notice, this Agreement shall be null and void with no further obligation on the part of either party and any money in escrow, together with interest thereon, shall immediately be returned to the Purchaser.

      (c) Notwithstanding the provisions of Section 12(b), Purchaser may elect at either the original or extended Closing to accept such title as Seller can deliver to the Property in its then condition and to pay Seller the Purchase Price without reduction, in which event, Seller shall convey such title to Purchaser. If any Portion of the Property shall have been taken by eminent domain, Seller shall pay over or assign to Purchaser, at the Closing, all


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awards recovered or recoverable on account of such taking, less any amounts reasonably expended by Seller in obtaining such awards. If any portion of the Property shall have been damaged by fire or other casualty insured against and not fully restored to its former condition, Seller shall pay over or assign or credit to Purchaser, at the Closing, all amounts recovered or recoverable on account of such insurance, less any amounts reasonably expended by Seller for any restoration.

      13.   DEFAULT

      In the event Purchaser defaults in its obligations to close the purchase of the Property, then the deposit and the interest accrued thereon shall be paid to and retained by Seller as liquidated damages and shall be Seller's sole remedy at law or in equity. The parties hereto expressly agree and acknowledge that Seller's actual damages in the event of such a default by Purchaser would be extremely difficult or impractable to ascertain and that the amount of liquidated damages provided herein is reasonable in light of anticipated loss caused by such a default and the difficulties of proof of loss.

      14.   BROKER'S COMMISSION

      (a) Seller represents and warrants that the only broker involved in this sale is CB Richard Ellis/Whittier Partners and that Seller shall pay the entire brokerage commission or other compensation due in connection with this sale, in accordance with its agreement with said broker. Seller agrees to indemnify and hold Purchaser harmless from and against any losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) incurred by Purchaser by reason of any breach or inaccuracy of the representation and warranty contained in this Section 14(a) and/or Seller's failure to so pay such brokerage commission or other compensation.

      (b) Purchaser represents and warrants it has had no contact with any broker in connection with this sale except for CB Richard Ellis/Whittier Partners. Purchaser agrees to indemnify and hold Seller harmless from and against any losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this Section 14 (b).

      (c) The terms and provisions of this Section 14 shall survive the Closing.


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      15.   MISCELLANEOUS

      15.1 Within ten (10) business days after the execution of this Agreement, the parties shall aagree upon the terms and provisions of a lease (the "Lease"), which shall be executed by the parties at or prior to the Closing, the term of which shall commence as of the Closing.

      15.2 Each individual and entity executing this Agreement hereby represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.

      15.3 This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, amendment, modification, consent or acquiescence with respect to any provision of this Agreement or with respect to any failure to perform in accordance therewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

      15.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

      15.5 Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement. No obligations of either party shall survive the Closing unless so specifically stated in this Agreement.

      15.6 Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service) or by registered or certified mail, postage prepaid, return receipt requested, or by a national delivery service, addressed as follows:

            Seller:           RoweCom, Inc.
                              Attn: Richard Rowe
                              725 Concord Avenue
                              Cambridge, MA 02138
                              617-497-5800    fax 617-492-6778
            with a
            copy to:          RoweCom, Inc.
                              15 Southwest Park
                              Westwood, MA 02090
                              781-                    fax 781

            With a
            Copy to:          Richard A. Toelke, Esq.
                              Bingham Dana
                              150 Federal Street
                              Boston, MA 02110-1726
                              Tel: 617-951-8000       Fax: 617-951-8736

            Purchaser:        Sixty-Five Lafayette Road, LLC
                              Attn: Steven Sands
                              Two Wells Avenue
                              Newton, MA 02459
                              Tel: 617-969-2000       Fax: 617-332-7311

            With a
            Copy to:          Leonard S. Lakin, Esq.
                              Lakin, Solomon & Gold
                              10 Laurel Avenue
                              Wellesley, MA 02481
                              Tel: 781-431-2577       Fax: 781-237-7001

            With a
            Copy to:          Bruce Levine
                              CB Richard Ellis/Whittier Partners
                              600 Atlantic Avenue
                              Boston, MA 02210
                              Tel: 617-912-7082       Fax: 781-237-7001

            With a
            Copy to:          Bruce R. Mathias, Trustee of Lafayette
                              Exchange Trust
                              10 Laurel Avenue
                              Wellesley, MA 02481
                              Tel: 781-237-3077       Fax: 781-237-7887

      Any party may change its address for notice by written notice given to the other in the manner provided in this Section 15.5. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, or on the date shown on the return receipt or other evidence of delivery, if mailed or delivered. All notices pursuant to this Agreement from Purchaser to Seller of from Seller to Purchaser will be effective if executed by and sent by their respective attorneys.

      15.7 Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

      15.8 The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason, including, without limitation, by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed materially and substantially to the preparation of this Agreement. Section and Paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

      15.9 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      15.10 This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights and obligations of Purchaser and Seller hereunder shall be transferred or assigned without the prior written consent of the other party except that Purchaser intends to assign this Agreement to Bruce R. Mathias, Trustee of Lafayette Exchange Trust as part of a sec. 1031 exchange without requiring permission of Seller.

      15.11 All Exhibits attached hereto are incorporated herein by reference.

      15.12 Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties merely to create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

      15.13 The parties hereby agree that is either party shall record this Agreement, it shall be deemed to be a default by the recording party which shall enable the non-recording party, in its sole discretion, to terminate this Agreement upon written notice to the other party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized representatives as of the day and year first above written.

                                        SELLER:
                                        RoweCom, Inc.

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                            Name:
                                            Title:


                                        PURCHASER:
                                        Sixty-Five Lafayette Road, LLC

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT A
                                       TO
                          PURCHASE AND SALE AGREEMENT
                                 By and Between
                             RoweCom, Inc., Seller
                                      and
                   Sixty-Five Lafayette Road, LLC, Purchaser

                            Description of the Land

      Two parcels of land with the buildings and improvements thereon, situated in the Southwest Industrial Park, Westwood, Norfolk County, Massachusetts, bounded and described as follows:

PARCEL I

Northwesterly     by a way leading to Route 1 and shown on a plan hereinafter mentioned as "Southwest Park", by two lines measuring respectively, 173.32 feet and 72.39 feet;

Northeasterly     by Lot I referred to on said plan, 235.68 feet;

Southeasterly     by land now or formerly of the New York, New Haven and
                  Hartford Railroad (Midland Division), 198.05 feet;

Southwesterly,
Southerly and
Southeasterly     all by Lot 6B shown on said plan, by five lines measuring
                  respectively, 9.17 feet, 15.79 feet, 8.61 feet, 4.13 feet and
                  14.32 feet; and

Southwesterly     by Parcel II hereinafter described, 201.31 feet.

Containing 54,690 square feet of land and being shown as Lot 6A on a plan entitled "Plan of Land in Westwood, Mass.", dated April 30, 1964 by Pilling Engineering Company, Inc., recorded with Norfolk Deeds in Book 4163, Page 725.

PARCEL II

Northwesterly     by a way leading to Boston-Providence Pike, by two lines
                  measuring respectively, 128.27 feet and 105.00 feet;

Westerly by a curved line forming the intersection of said way and said Pike, 43.18 feet;

Southwesterly     by said Pike by two lines measuring respectively 123.33 feet
                  and

                  117.49 feet;

Southeasterly     by land now or formerly of the New York, New Haven and
                  Hartford Railroad (Midland Division) 374.25 feet; and

Northeasterly     by Lot 6 shown on a plan hereinafter mentioned, 230.06 feet.

Containing 72,999 square feet of land and being shown on a plan entitled "Plan of Land in Westwood, Mass. for Southwest Park Trust", dated February 19, 1963 by Pillling Engineering Company, Inc., recorded with said Deeds in Plan Book 215, Page 681.

                                   EXHIBIT B
                                       TO
                          PURCHASE AND SALE AGREEMENT
                                 By and Between
                             RoweCom, Inc., Seller
                                      and
                   Sixty-Five Lafayette Road, LLC, Purchaser

     Escrow Agent's Deposit Money Escrow Instructions and Investment Escrow
                                  Instructions

                                 DEPOSIT MONEY
                              ESCROW INSTRUCTIONS

DATE: NOV. 20, 2000

TO:   Chicago Title Insurance Company
      101 Federal Street
      Boston, MA 02110

PREMISES: 15-17 SOUTHWEST PARK, WESTWOOD, MA

BUYER: SIXTY-FIVE LAFAYETTE ROAD, LLC (TO BE ASSIGNED TO BRUCE R. MATHIAS, TRUSTEE OF LAFAYETTE EXCHANGE TRUST - SEC 1031 EXCHANGE)

SELLER:   ROWECOM, INC.

      You are hereby requested to act as Escrow Agent in the above captioned real estate purchase transaction. The following instructions, together with the attached copy of the Purchase and Sale Agreement ("the Purchase Agreement"), are submitted to you for the purpose of governing the closing and settlement of the subject transaction.

      1. Buyer herewith deposits the sum of $ 200,000.00 ("the Deposit") representing the earnest money deposit made upon execution of the contract. The Deposit is to be held in an interest-bearing, FDIC-insured, money-market type account.

      2. Upon disbursement of the Deposit in accordance with this Agreement; all rights and obligations of the Escrow Agent shall be deemed to have been satisfied and the Buyer and Seller shall have no recourse against the Escrow Agent.

      3. Delivery or return of any deposit payment; notice or other communication concerning the Escrow may be made to any party by hand delivery (including overnight delivery services) or by registered or certified mail to the addresses set forth above.

      4. You are instructed to disburse the Deposit either (1) as directed pursuant to written instructions signed by Buyer and Seller, or (2) to either party in the event you receive a sworn affidavit from such party that it is entitled to the Deposit pursuant to the terms of the Purchase Agreement and that it has made written demand to the other party of such demand for disbursement of the Deposit as evidenced by a return receipt for delivery made as provided above in Paragraph 3, and you have not received within ten business days of the other party's receipt of demand for disbursement a written objection thereto; or (3) pursuant to a Final Determination (as herein defined).

      5. The duties of the Escrow Agent shall be determined solely by the express provisions of this Agreement and are purely ministerial in nature. If there is any dispute between the Parties hereto as to whether or not the Escrow Agent is obligated to disburse or release the funds held under and pursuant to this Agreement the Escrow Agent shall not be obligated to make such disbursement or delivery, but in such event shall hold the funds until receipt by the Escrow Agent of an authorization in writing signed by all persons having an interest in said dispute, directing the disposition of the funds, or in the absence of such authorization, the Escrow Agent shall hold the funds until a final determination of the rights of the parties in an appropriate proceeding (a "Final Determination"). If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, retain counsel and bring an appropriate action or proceeding for leave to deposit the funds pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses incurred by it in connection with such action or proceeding, including reasonable attorneys' fees and disbursements, by the parties hereto. Upon delivery of the funds as provided herein, the Escrow Agent shall have no further liability hereunder. If threatened with litigation, the Escrow Agent is hereby authorized by the undersigned to interplead all interested parties in any court of competent jurisdiction and to deposit the funds with the clerk of the court, and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement.

      6. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. Parties hereto each release the Escrow Agent from liability for any act done or omitted to be done by the Escrow Agent in good faith (and without gross negligence or willful misconduct) in the performance of its obligations and duties hereunder. The Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice, or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice, or instruction is given.

      7. The undersigned hereby jointly and severally indemnify the Escrow Agent for and hold it harmless against any loss, liability, or expense incurred without negligence or bad faith on the part of the Escrow Agent arising out of or in connection with the acceptance of or the performance of its duties under this Agreement; as well as the costs and expenses, including reasonable attorneys' fees and disbursements, of defending against any claim or liability arising under this Agreement.

      8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      9. This Agreement may not be changed or modified except as agreed in a writing signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

      10. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

      11. The parties hereby acknowledge and agree that Federal Deposit Insurance for the Escrow Funds, if any, is limited to a cumulative maximum amount of $100,000.00 for each individual depositor for all of the depositor's accounts at the same or related institution. The parties further hereby acknowledge and agree that certain banking instruments such as, but no limited to, repurchase agreements and letters of credit are not covered at all by Federal Deposit Insurance. The parties acknowledge and agree that the Escrow Agent shall have no obligation or liability with respect to insuring the Escrow Funds or with respect to the solvency of the depository institution, or otherwise with respect to the appropriateness of the depository institution for purposes of the deposit(s) contemplated hereby. Further, the parties understand the Escrow Agent assumes no responsibility for, nor will we hold same liable for, any loss occurring which arises from the fact that (a) the amount of the account or accounts contemplated hereby may cause the aggregate amount of any individual depositor's account or accounts to exceed $100,000.00, (b) that this excess amount is not insured by the Federal Deposit Insurance Corporation, or (c) that Federal Deposit Insurance is not available on certain types of bank instruments.

      12. This Escrow Agreement supplements and does not supersede the previous agreements between Buyer and Seller. As between Buyer and Seller the terms of such agreements shall prevail.

In witness whereof, the parties hereto have affixed their hands and seals as of the date first set forth above.

Agreed and Consented To:

      SELLER: ROWECOM, INC.

      By: ______________________________________________________________________

      Name: ____________________________________________________________________

      Title: ___________________________________________________________________


      BUYER: SIXTY-FIVE LAFAYETTE ROAD, LLC

      By:                                             By:

      Name: STEVE SANDS                                           DAVID SANDS
            --------------------------------------------------------------------

      Title: ___________________________________________________________________
             MANAGER                                              MANAGER


      CHICAGO TITLE INSURANCE COMPANY

      By: ______________________________________________________________________

      Name: ____________________________________________________________________

      Title: ___________________________________________________________________

                       INVESTMENT OF ESCROW INSTRUCTIONS

Date: NOV. 20, 2000

Escrow File No.:

To: Chicago Title Insurance Company

Subject to all of the terms of this instruction and the terms of the above-captioned escrow agreement, you are authorized and directed to open an account in the name of

ROWECOM, INC.                                      .
---------------------------------------------------
                  CUSTOMER

by Chicago Title Insurance Company as Escrow Agent, in the amount of $200,000.00.

This account shall be opened at:

1. ________ Bank of Boston

2. ________ FLEET BANK

      OR
3. ________ Other LARGE BOSTON AREA BANK

(if a depository institution preference has not been stated by the customer, Chicago Title Insurance Company will designate the depository as 1 or 2 above).

account shall be of the following type:
(a) ________ Savings Passbook Account
(b) ________ Certificate of Deposit
(c) ________ U.S. Treasury Bills
(d) ________ Repurchase Agreement
(e) ________ Commercial Paper
       X
(f) ________ Money Market Account
(g) ________ Other

The investment shall be for a term beginning on NOV. 20, 2000 and ending on or before 12/18/00. This investment, with any accrued interest, will not be renewed upon maturity unless other written instructions are received and authorized by the parties to this agreement.

Interest or other income from this investment shall accrue for the account of the parties to be divided pursuant to the agreement of the parties at the close of escrow.

Investment of Escrow Instructions
Page Two

All interest will accrue to and be reported to the Internal Revenue Service for the account of:

Name: SIXTY FIVE LAFAYETTE ROAD, LLC - ATTN STEVEN SANDS
      --------------------------------------------------------------------------

Address: TWO WELLS AVE., NEWTON, MA 02459
         -----------------------------------------------------------------------

Telephone: 617-965-2000 x 2105
           ---------------------------------------------------------------------

Tax identification or social security no.: 04-3440685

A completed For W-9 for said taxpayer is/is no attached hereto.

Upon the depository's request, we will executed the appropriate Internal Revenue Service Documentation for the giving or taxpayer identification information relating to this account. We authorize Chicago Title Insurance company to execute that documentation upon our inability or refusal to do so.

Chicago Title Insurance Company shall not be responsible for any penalties, or loss of principal interest or any delays in the withdrawal of the funds which may be imposed by the Depository as a result of the making or redeeming of the investment pursuant to our instructions, nor shall Chicago Title Insurance Company be liable for any loss or impairment of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such loss or impairment results from the failure, insolvency or suspension of the financial institution.

The funds deposited herewith are not to be invested unless all parties to this escrow have agreed to this instruction in writing.

             SIXTY FIVE LAFAYETTE ROAD, LLC

Beneficiary: By
             --------------------------------------------
                  By
                     ------------------------------------

            ROWECOM, INC.
            ---------------------------------------------

            By
            ---------------------------------------------

Accepted:
CHICAGO TITLE INSURANCE COMPANY

By: ___________________________